Exhibit 99.1

[LOGO OF ENTEGRIS]

FOR IMMEDIATE RELEASE

CONTACT:	Dawn Felepe Klehr
Entegris Public Relations
952-556-8079
dawn_felepe_klehr@entegris.com

Heide Erickson
Director of Investor Relations
952-556-8051
heide_erickson@entegris.com

ENTEGRIS ANNOUNCES FOURTH-QUARTER AND FISCAL YEAR 2003 RESULTS,

REPORTS 37TH YEAR OF ANNUAL PROFITABILITY

CHASKA, Minn., Oct. 2, 2003—Entegris, Inc. (Nasdaq: ENTG), the materials integrity management company, today reported fourth-quarter and fiscal 2003 results. For the fiscal year ended August 30, 2003, Entegris reported sales of $248.8 million, up 13 percent from fiscal 2002 sales of $219.8 million. Fiscal 2003 net income was $1.3 million, or 2 cents per share, compared with $2.8 million, or 4 cents per diluted share, in fiscal 2002. On a pro-forma basis the company reported net income of $5.6 million, or 7 cents per diluted share, for fiscal 2003, compared to net income of $2.4 million, or 3 cents per share, in fiscal 2002. The company achieved its 37th consecutive year of annual profitability and also generated $32 million in cash from operations during fiscal 2003.

For the fiscal 2003 fourth quarter ended August 30, 2003, Entegris reported sales of $71.0 million, versus $63.6 million in the fiscal 2002 fourth quarter. Fourth-quarter 2003 net income was $2.3 million, or 3 cents per share, versus $4.9 million, or 6 cents per diluted share, in the prior-year period. This is consistent with the company’s September 18, 2003 preliminary results press release.

“We met our sales expectations during the fourth quarter and increased sales into all of our new markets of life sciences, services and fuel cell. However, gross profit margins and earnings were below expectations primarily due to an aggressive effort to reduce inventory while establishing tighter inventory controls and build-to-order manufacturing processes,” said John Villas, Entegris’ chief financial officer.

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ENTEGRIS REPORTS FOURTH QUARTER AND FISCAL 2003 RESULTS..............................................................Page 2 of 3

Gross margin for the fourth fiscal quarter was 33.6 percent, down sequentially from 43.5 percent in the third quarter of fiscal 2003. Factors, other than those stated above, related to the gross margin decline included the relocation of two small manufacturing facilities, product mix, asset impairment charges and increased resource requirements to meet customer expectations for the recently integrated reticle carrier product line. The company stated that several of the factors contributing to the lower margins converged during the fourth quarter and are not anticipated during the fiscal 2004 first quarter.

“Fiscal 2003 was Entegris’ 37th consecutive year of annual profitability and I credit our dedicated world-wide employees for this success,” said Jim Dauwalter, Entegris’ president and chief executive officer. “While conditions in the microelectronics industry remained challenging, we continued to focus on what we could control including operational efficiencies, cost reductions and managing our assets as we integrated two key acquisitions in the life sciences and semiconductor markets, respectively. In addition, we grew sales to our new markets by $10 million, which is up more than 50 percent from last year. Combined, these efforts helped us to further our strategic goals while achieving another year of profitability.”

Gross margin for fiscal 2003 was 39.7 percent, compared to 40.4 percent for fiscal 2002. Cash and short-term investments at the end of August 30, 2003, were $105 million.

Balance Sheet / Cash Flow Discussion

Short- and long-term debt decreased by $7.3 million to $28.9 million during the 2003 fourth quarter. Accounts receivable were at $52.6 million, up $1.4 million from the third quarter. Inventories were $38.2 million, down $6.9 million from last quarter, reflecting aggressive inventory reduction efforts as the company transitions targeted products to a build-to-order manufacturing model. The company generated more than $10 million in cash from operations during the fourth quarter 2003.

Outlook

“We remain optimistic about the growth prospects for the materials integrity management markets,” said Dauwalter. “Although the semiconductor industry is poised for an upturn in capital spending, significant order increases have yet to materialize. One of our top priorities is to continue to work with our customers to effectively transport and protect their critical materials and reduce their risks.”

Entegris anticipates its fiscal 2004 first-quarter sales to the semiconductor market to be about flat with fiscal 2003 fourth-quarter sales. In addition, the company expects sales decreases in the data storage industry and lower service cleaning equipment sales due to timing. Entegris expects total 2004 first-quarter sales to be slightly less than fourth quarter 2003 results, but up nearly 30 percent year-over-year from first quarter 2003. Gross margins should improve to the 40 percent range.

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ENTEGRIS REPORTS FOURTH QUARTER AND FISCAL 2003 RESULTS..............................................................Page 3 of 3

Fourth-Quarter Results Conference Call Details

A conference call to discuss fourth quarter financial performance is scheduled for today at 8:30 a.m. Eastern Daylight Time (EDT). The call will also be available live at the Entegris Web site at www.entegris.com/investors with a direct link to the Webcast. For more information please visit the Entegris Web site and the press release issued on August 20, 2003, announcing the conference call details.

FORWARD-LOOKING STATEMENTS

Certain information in this news release does not relate to historical financial information and may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected.

Among these risks and uncertainties are general economic conditions, the cyclical nature of the semiconductor industry, the risks associated with the acceptance of new products and services, the successful integration of acquisitions and the ability to expand into new markets. Other factors that could cause the company’s results to differ materially from those contained in its forward-looking statements are included in the Form 10K filed in November 2002 and other documents filed by the company with the Securities and Exchange Commission.

GAAP RECONCILIATION STATEMENT

Reconciliation information of reported results of operations under GAAP to the pro forma amounts noted is shown after the Consolidated Statement of Operations included with this press release. To supplement the Consolidated Statement of Operations prepared under GAAP, the company uses pro forma measures of operating results, which adjust GAAP results to exclude costs (or reversals) associated with plant closures, the impairment loss of an equity investment and a tax benefit associated with the repatriation of non-US subsidiary earnings. The company believes that pro forma net income better reports the baseline performance of the company. In addition, pro forma net income is the primary indicator management uses to plan and forecast future periods. The presentation of this additional information should not be considered as a substitute for net income prepared in accordance with GAAP.

ABOUT ENTEGRIS

Entegris products and services protect and transport the critical materials that enable the world’s leading technologies. Entegris is a leading materials integrity management company providing products and services used from production to consumption in the semiconductor, data storage, chemical processing, pharmaceutical, fuel cell and other key technology-driven industries worldwide.

Entegris is headquartered in Chaska, Minn., and has manufacturing facilities in the United States, Germany, Japan and Malaysia and is ISO 9001 certified. Directly and through alliances with Metron Technology and other distributors, Entegris provides customer support on six continents. Additional information can be found at www.entegris.com

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ENTEGRIS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Amounts in thousands, except per share amounts)

	Three months ended		Twelve months ended
	August 30, 2003	August 31, 2002	August 30, 2003	August 31, 2002
Net sales	$70,975	$63,568	$248,823	$219,831
Cost of sales	47,157	35,122	150,100	131,125

Gross profit	23,818	28,446	98,723	88,706
Selling, general and administrative expenses	21,288	19,074	80,307	73,569
Engineering, research and development expenses	4,814	4,664	17,803	17,408
Other charges (reversals)	(214)	(798)	1,598	1,563

Operating (loss) income	(2,070)	5,506	(985)	(3,834)
Interest income, net	(234)	(411)	(579)	(1,466)
Other (income) expense, net	(721)	498	4,423	(973)

(Loss) income before income taxes and other items below	(1,115)	5,419	(4,829)	(1,395)
Income tax (benefit) expense	(3,440)	578	(6,248)	(3,373)
Equity in net loss of affiliate	12	—	144	—
Minority interest in subsidiaries’ net loss	—	(11)	—	(798)

Net income	$2,313	$4,852	$1,275	$2,776

Earnings per common share:
Basic:	$0.03	$0.07	$0.02	$0.04
Diluted:	$0.03	$0.06	$0.02	$0.04
Weighted shares outstanding:
Basic	72,227	71,069	71,636	70,358
Diluted	76,925	74,773	75,472	74,170

Pro forma data:
Statement of operations excluding nonrecurring charges: (1)
Operating (loss) income	$(2,284)	$4,708	$613	$(2,271)
Net income	$2,180	$4,357	$5,567	$2,373
Pro forma earnings per common share: (1)
Basic:	$0.03	$0.06	$0.08	$0.03
Diluted:	$0.03	$0.06	$0.07	$0.03
(1)	Pro forma data excludes the following items otherwise included in GAAP results for the periods indicated:

Fourth quarter of fiscal 2003: Reversal of previously accrued after-tax charges of $0.1 million associated with the first quarter fiscal 2003 plant closure.

Fourth quarter of fiscal 2002: Reversal of previously accrued after-tax charges of $0.5 million associated with plant closures recorded in previous quarters.

Third quarter of fiscal 2002: Reversal of previously accrued after-tax charges of $1.0 million associated with plant closures recorded in previous quarters and a $1.4 million tax benefit arising from the repatriation of non-US subsidiary earnings previously considered to be permanently reinvested.

First quarter of fiscal 2003: An after-tax charge of $1.1 million recorded in connection with the closure of a manufacturing facility and and an after-tax loss of $3.3 million related to the impairment of an equity investment.

First quarter of fiscal 2002: An after-tax charge of $2.5 million recorded in connection with the closure of a manufacturing facility.

ENTEGRIS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	August 30, 2003	August 31, 2002
ASSETS
Cash, cash equivalents and short-term investments	$105,087	$119,454
Accounts receivable	52,604	39,590
Inventories	38,163	38,859
Other current assets	18,201	18,832

Total current assets	214,055	216,735
Property, plant and equipment	95,212	102,104
Intangible assets	96,921	61,604
Other assets	11,478	9,817

	$417,666	$390,260

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$54,289	$39,621
Long-term debt	10,070	12,691
Other long-term liabilities	15,642	15,834
Shareholders’ equity	337,665	322,114

	$417,666	$390,260